Exhibit 10.3

License Agreement

This License Agreement, made and entered into as of June 25, 2019 (“Agreement”), is by and between Beam Therapeutics Inc., a Delaware corporation having a place of business located at 26 Landsdowne Street, 2nd Floor, Cambridge, MA 02139 (“Licensee”) and MIL 21E, LLC a Delaware limited liability company having a place of business located at 21 Erie Street, Cambridge, MA 02139 (‘‘Licensor”).

RECITALS

WHEREAS, Licensor, or its affiliate, has leased certain space located at 21 Erie Street, Cambridge, MA 02139 (the “Building”) through a lease agreement (the “Lease”) between Licensor and BMR-21 Erie Street, LLC (“Landlord”); and

WHEREAS, Licensee desires to use certain space and services, as set forth below, for research and development, laboratory research and office use, and Licensor desires to grant a license to Licensee for such use.

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the parties agree as follows:

1.	License.

(a)

License Description. Licensor grants to Licensee the following (A) and (B), of which shall constitute the Licensee’s license (the “License”), solely to, (i) use as office, research and development, and laboratory space consistent with current zoning for the Building and all applicable laws; (ii) conduct Licensee’s business; and (iii) collaborate with Licensor’s staff and other licensees in accordance with this Agreement: (A) a non-transferable, non-assignable license (except as expressly set forth herein) to, (i) use Private Lab H, more specifically identified in the blue-shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Lab Suite”), and (ii) use Private Office G, more specifically identified in the blue-shaded portion of the floor plan attached to this Agreement as Exhibit 1 (“Office Suite”), (“Lab Suite” and “Office Suite”, collectively the “Licensed Premises”) and (B) a non-transferable, non-exclusive, non-assignable license to use any common areas (“Shared Premises”), subject to Licensor’s reasonable rules and restrictions; provided, however, in the event of a conflict between any such rules and regulations and this Agreement, this Agreement shall control. The parties acknowledge in all events during the Term (as hereinafter defined) of this Agreement, the Shared Premises shall include access to those conference room spaces, kitchen and training rooms that exist in substantially the same or better manner than as of the date of this Agreement. Licensee shall accept the Licensed Premises and Shared Premises in their “as-is” conditions and Licensor shall have no obligation to alter, repair or otherwise prepare the Licensed Premises for Licensee’s use or to pay for, or provide any, improvements to the Licensed Premises except as expressly provided herein. Licensee shall not use the Licensed Premises or Shared Premises for any use other than the foregoing, including but not limited to medical care or human clinical trials, without first obtaining written permission from Licensor, which Licensor may withhold in its sole discretion.

(b)

Scope of License. The License shall not include access to any additional office or laboratory space in the Building. Licensee understands and agrees that other licensee(s) may jointly occupy portions of the Building, not including the Licensed Premises, which shall be exclusive to the Licensee, but including but not limited to the Shared Premises. Licensee agrees to cooperate and coordinate with any other licensee(s) that occupies portions of the Building and that, other than the Licensed Premises, use of any other portion of the Building shall not be exclusive to Licensee. Except as expressly set forth herein, Licensor shall have no liability for the actions of any other licensee(s), persons or entities using or occupying the Building.

(c)

Occupants. The License shall only grant Licensee, and no more than twenty-seven (27) of Licensee’s members, employees or agents (collectively, “Occupants”), access to the Licensed Premises and Shared Premises; further provided, that Licensor may grant access to additional Occupants (“Additional Occupants”) as set forth in Section 3 below.

2.	Term and Termination.

(a)

Term. Unless terminated earlier in accordance with this Section 2, the term (“Term”) of this Agreement shall commence on October 16, 2019 (“Term Commencement Date”) and expire on. December 31, 2021 (“Expiration Date”). Under no circumstance shall Licensor be liable to Licensee for failure to provide access to any portion of the Licensed Premises or Shared Premises on or before October 16, 2019; provided, however, that if Licensor is unable to provide Licensee access to the Licensed Premises on or before October 16, 2019, with the Lab Suite having been decontaminated, and the Licensed Premises otherwise in suitable condition for occupancy for the purposes set forth in this Agreement, (i) the Term Commencement Date shall not occur until Licensor has delivered access to the Licensed Premises to Licensee, and (ii) the Expiration Date shall not be extended. Licensor agrees to give Licensee fifteen (15) days’ prior written notice of the Term Commencement Date. In any event, if Licensor is unable to deliver access to the Licensed Premises to Licensee for occupancy by November 16, 2019, with the work completed as included on Exhibit 4 attached hereto, Licensee shall be entitled to terminate this Agreement by giving written notice thereof to Licensor, and upon the giving of such notice this Agreement shall terminate and all sums theretofore paid by Licensee to Licensor hereunder shall be refunded to Licensee within thirty (30) days of the date of such written notice. In the event any amounts pursuant to the preceding sentence are not refunded to Licensee within such thirty (30) day period, Licensee shall be entitled to a late payment charge equal to two percent (2%) of the amount of such delinquent payment, as well as interest owed at a rate of twelve percent (12%) per annum on any outstanding payment due to Licensee under this Agreement that remains unpaid.

(b)

Term Extension Option. Licensee, upon six (6) months written notice to Licensor, shall have the right to extend the Term this Agreement by six (6) months (“Extension Option”); provided, however, that such written notice of the Extension Option can be given no later than the date that is six (6) full months prior to the Expiration Date. Licensor has no obligation to honor any Extension Option notice that does not strictly comply with the requirements of this Section.

(c)

Termination. Licensor may terminate this Agreement immediately for “Default” by giving written notice to Licensee specifying the cause. ‘‘Default” shall be deemed as: (i) Licensee’s failure to pay when due any sum of money under this Agreement, and such failure shall continue for a period of five (5) days after written notice from Licensor to Licensee that such payment was not paid when due; (ii) Licensee’s failure to comply with any covenants contained herein or Licensee’s use of the Licensed Premises or Shared Premises in violation of any rules and procedures promulgated by Licensor or Landlord, and Licensee shall not cure such failure within thirty (30) days after written notice of such failure from Licensor to Licensee; provided, however, that such failure shall not be deemed a Default if such failure could not reasonably be cured during such thirty (30) day period, Licensee has commenced the cure within such thirty (30) day period and thereafter is diligently pursuing such cure to completion, but the total aggregate cure period shall not exceed forty five (45) days; further provided, however, in the event any such failure endangers the health and/or safety of any other Building occupant and/or the Building itself, such failure shall be deemed a Default if Licensee receives notice of the same (which may be oral) and fails to cure within 24 hours, whereas for the avoidance of doubt in such instances Licensor shall have the immediate right to terminate this License following such failure to cure within 24 hours. Upon the occurrence of any of the foregoing, and at any time thereafter, with or without further notice or demand and without limiting Licensor in the exercise of any right or remedy that Licensor may have, Licensor may do any or all of the following by written notice to Licensee or by any lawful means, (A) terminate Licensee’s access to the Licensed Premises, or (B) terminate the License. In either instance, Licensee shall immediately surrender the Licensed Premises to Licensor. In such event, Licensor shall have the immediate right to re-enter and remove all persons and property from the Licensed Premises and Shared Premises, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Licensee, without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Licensor shall elect to so terminate this License, then Licensor shall be entitled to recover from Licensee all direct and indirect damages incurred by Licensor by reason of Licensee’s default. Upon termination of this Agreement, the License shall expire and Licensee shall immediately vacate the Licensed Premises and Shared Premises. Under no circumstances shall Licensor or Landlord be liable for any alleged, purported, consequential or direct damages resulting from Licensor or Landlord terminating this Agreement. Notwithstanding anything to the contrary contained herein, except as expressly set forth in Section 8 and in the event of damages stemming from hold over after termination of this Agreement, in no other case shall Licensee be liable under this Agreement for any lost profits, damage to business or any form of special, indirect, punitive or consequential damages.

3.	License Fee.

(a)

Base Fee. Licensee shall pay a monthly license fee equal to $125,343.75 (“License Fee”), which shall be paid in advance no later than the first day of each and every month during the Term. Licensee shall pay each License Fee payment by electronic payment to Licensor. The License Fee shall be subject to a three percent (3%) increase upon each anniversary of the Term Commencement Date.

(b)

Late Fee. If any payment of the License Fee, or any other payment due under this Agreement, is not received by Licensor no later than the first day of each month, or when otherwise due, Licensee shall pay to Licensor a late payment charge equal to five percent (5%) of the amount of such delinquent payment, in addition to any outstanding License Fee or any other payment due under this Agreement then owing; provided, however, Licensor hereby agrees to waive one such late fee in any twelve (12) month period so long as Licensee shall pay such outstanding amounts within five (5) days of written notice from Licensor to Licensee of such late payment. Licensee shall pay twelve percent (12%) interest per annum on any outstanding License Fee or other payment due under this Agreement that remains unpaid; such interest shall accrue beginning the date such payment is due until the date such payment is actually paid.

(c)

Additional Fees. Licensee may request that Licensor grant access to Additional Occupants provided that Licensee first (i) submits a written request to Licensor requesting Additional Occupants; (ii) Licensee receives written confirmation from Licensor granting access to Additional Occupants; and (iii) Licensee pays, in addition to the License Fee, an amount equal to $2,500 per month for each Additional Occupant.·

(d)

Security Deposit. Licensee shall be required to pay a Security Deposit in the amount set forth below. The purpose of the Security Deposit is to guarantee the full, prompt and faithful performance by Licensee of all of the terms, conditions, covenants, agreements, warranties and provisions of this Agreement to be performed, fulfilled or observed by Licensee hereunder, including but not limited to the payment of the License Fee and other charges. If Licensee breaches any term or condition of this Agreement beyond applicable notice and cure periods, said Security Deposit or any part thereof may be used to pay any such payment or perfo1m any obligations of the Licensee, and the Licensee shall immediately replace the amount of the Security Deposit SP used. Said Security Deposit may be co-mingled with the Licensor’s other funds, need not be kept in a separate account, and Licensor shall not be required to pay interest on same. Licensor shall return the balance of the Security Deposit within thirty (30) days following the end of Term, as extended from time to time. Licensor, from time to time, may transfer the Security Deposit to any mortgagee or any grantee or grantees to be held by such mortgagee, grantee or grantees as the Security Deposit hereunder on the above terms, and upon such transfer to such mortgagee, grantee or grantees, Licensor thereupon shall be relieved from all further liability to the Licensee with respect to the Security Deposit, and Licensee thereafter shall look only to such mortgagee, grantee or grantees for the return of the Security Deposit.

(e)

Initial Payment. Licensee shall pay, immediately upon executing this Agreement, an amount equal to the License Fee for the first month of the Term of this Agreement ($125,343.75), the License Fee for the last month of the Term of this Agreement ($132,977.18), a Security Deposit equal to $132,977.18, and the Parking Fees (as defined below) associated with Licensee’s Parking Spaces (as defined below). As such, Licensee shall pay a total of $391,298.11 plus the aforementioned Parking Fees, as of the execution of this Agreement.

4.

Service Agreement. Licensor agrees to provide to Licensee, during the entire Term of this Agreement, the services set forth in the Service Agreement attached hereto as Exhibit 2. The License Fee shall cover and include the cost of the services set forth in the Service Agreement and, unless the scope of services requested by Licensee exceed those set forth in the Service Agreement, Licensee shall not be assessed any additional fees for services contained in the Service Agreement. The Service Agreement shall be governed by the terms of this Agreement and if there is any conflict between the covenants and representations contained in this Agreement and the Service Agreement, the terms of this Agreement shall prevail and be binding upon Licensor and Licensee. Licensor shall not be liable for any failure to provide the services set forth in the Service Agreement to the extent such failure is beyond Licensor’s reasonable control. Notwithstanding the foregoing to the contrary, if, due to any grossly negligent or willful and wrongful act or omission of Licensor, there is an interruption of one or more services or utilities that Licensor is obligated to perform or deliver under this Agreement, Licensor shall use due diligence to cause such restoration of the interruption at the soonest reasonable time.

5.

Common Areas. Licensee hereby acknowledges that other licensees and/or occupants are occupying or may in the future occupy other portions of the Building. Licensee’s use of the Licensed Premises, and access to and use of the common areas and any other services in connection with the Licensed Premises or this Agreement, shall be subject to any and all rules and procedures reasonably promulgated by Licensor and/or Landlord and delivered to Licensee from time to time; provided, however, in the event of a conflict between the terms and conditions of those rules and regulations and this Agreement, this Agreement shall control. Licensee’s compliance with such rules and procedures constitutes a material inducement to Licensor’s willingness to enter into this Agreement; any violation thereof shall constitute a material breach of this Agreement.

6.

Parking. During the Term, Licensee shall have a non-exclusive, non-transferable license to use six (6) unreserved parking spaces (“Licensee’s Parking Spaces”). Licensee shall have no right to elect to reduce its number of Licensee’s Parking Spaces and shall be responsible for the Parking Fees (defined below) for such spaces regardless of whether its Occupants use Licensee’s Parking Spaces. Licensee shall pay, in addition to the License Fee, monthly parking fees equal to the prevailing rates for the Building (“Parking Fees”) and shall pay such Parking Fees to Licensor at the time each License Fee payment is due.

7.

Modifications to Licensed Premises. Licensee shall not make any modification to the Licensed Premises without Licensor’s prior written approval, which approval may be withheld or conditioned in Licensor’s sole discretion. Licensee shall bear the cost of any approved modifications to the Licensed Premises completed by or on behalf of Licensee. All articles of personal property, and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions, if any, paid for or installed by Licensee in the Licensed Premises will be and remain the property of Licensee and may be removed by Licensee at any time, provided that Licensee, at its expense, shall repair any damage to the Licensed Premises caused by such removal or by the original installation. Licensee shall remove all of Licensee’s personal property at the expiration of the Term of this Agreement or sooner termination of this Agreement, in which event the removal shall be done at Licensee’s expense and Licensee, prior to the end of the Term of this Agreement or upon sooner termination of this Agreement, shall repair any damage to the Licensed Premises caused by its removal. Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge that those modifications listed on Exhibit 4 (the “Initial Work”) are hereby approved by Licensor, and Licensee shall cause the removal of the same at Licensee’s expense and Licensee, prior to the end of the Term of this Agreement or upon sooner termination of this Agreement, and shall repair any damage to the Licensed Premises caused by its removal.

8.

Hazardous Materials. Licensee shall strictly comply with all Environmental Laws to the extent such provisions relate to the Licensed Premises during the Term of this Agreement. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health .and safety matters, including but not limited to any discharge by Licensee or Licensee’s Occupants into the air, surface water, sewers, soil or groundwater of any Hazardous Material (defined below) whether within or outside the Licensed Premises, including, without limitation (i) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (ii) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (iv) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (v) Chapter 21E of the General Laws of Massachusetts. Licensee, at its sole cost and expense, shall comply with (a) Environmental Laws, and (b) any rules; requirements and safety procedures of the Massachusetts Department of Environmental Protection, the city in which the Building is located, and any insurer of the Building or the Licensed Premises with respect to Licensee’s use, storage and disposal of any Hazardous Materials . Notwithstanding anything in this Agreement to the contrary, Licensee shall have no liability to Licensor or responsibility under this Agreement for any Hazardous Materials in, on, under or about the Licensed Premises that were not released, discharged, stored or introduced by Licensee or its agents. The term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material, waste or petroleum derivative which is or becomes regulated by any Environmental Law or which is designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law. Licensee shall follow all of Licensor’s Environmental Health and Safety (“EH&S”) guidelines and requirements, which may be modified from time to time.

9.

Fire, Other Casualty; Eminent Domain. In the event of a fire or other casualty affecting the Building or the Licensed Premises, or of a taking of all or a part of the Building or Licensed Premises under the power of eminent domain: (i) Licensor shall not have any obligation to repair or restore the Licensed Premises or any alterations or personal property; (ii) Licensee shall be entitled only to a proportionate abatement of the License Fee (including any charges for Additional Occupant(s)) and Parking Fees during the time and to the extent the Licensed Premises are unfit for the purposes permitted under this Agreement and not used by Licensee as a result thereof; (iii) Licensee shall not, by reason thereof, have a right to terminate this Agreement unless the Lease shall be terminated; and (iv) Licensor and Landlord reserve the right to terminate this Agreement in connection with any right granted to either Licensor or Landlord under the Lease whether or not the Licensed Premises is damaged or the subject of a taking. In the event Licensor or Landlord exercises the right to terminate the Lease as the result of any such fire, casualty or taking, (a) Licensor shall provide Licensee with a copy of the relevant termination notice and this Agreement shall terminate on the date upon which the Lease terminates and (b) Licensee shall immediately pay to Licensor· all of Licensee’s insurance proceeds relating to all alterations (but not to Licensee’s personal property). Notwithstanding anything to the contrary contained herein, in the event a casualty or condemnation proceeding occurs during the last six (6) months of the Term resulting in the destruction or taking of all or any portion of the Licensed Premises or access thereto, Licensee and Licensor shall each have the right to terminate this Agreement upon thirty (30) days prior written notice to the other, with such notice to be given within thirty (30) days following the casualty or condemnation event.

10.

Limit of Liability. Notwithstanding anything to the contrary contained in this Agreement, Landlord, Licensor, their respective, members, officers, directors, employees, agents, servants, lenders, mortgagees, ground lessors beneficiaries and contractors (collectively, the “Licensor Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Licensee or anyone having claims through or on behalf of Licensee, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building or any other person. Notwithstanding the foregoing provision of this Section, Licensor Parties shall not be released from liability to Licensee for any physical injury to any natural person caused by Licensor Parties’ gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Licensee (or such person) or required by this Agreement to be carried by Licensee; provided that Licensor Parties shall not, under any circumstances, be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business). No Licensor Parties’ shall be held to have any personal liability for satisfaction or any claim or judgment.

11.

Waiver of Claims. Licensee hereby releases and waives any and all claims against the Licensor Parties for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Licensed Premises by Licensee or anyone claiming under Licensee, other than by reason of gross negligence or willful misconduct of the Licensor Parties and except in any case which would render this release and waiver void under applicable law. Except to the extent caused by or arising from the negligence or willful misconduct of Licensee or its agents, employees or contractors, and subject to the waiver of subrogation contained in Section 12(a), Licensor shall protect, indemnify and hold the Licensee harmless from and against all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any negligence or willful misconduct of Licensor or the Licensor Parties.

12.	Insurance. See Insurance Requirements attached hereto as Exhibit 3.

(a)

Subrogation. Licensee and its insurers hereby waive any and all rights of recovery or subrogation against the Licensor Parties with respect to any Claims (as defined below) howsoever caused, that are covered, or should have been covered, by valid and co1lectible insurance being carried in accordance with Exhibit 3, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Licensor Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s insurers so permit. Any termination of such a waiver shall be by written notice to Licensor. Licensee, upon obtaining the policies of insurance required or permitted hereunder, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in herein. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify Licensor of such conditions. Licensor and its insurers hereby waive any and all rights of recovery or subrogation against the Licensee with respect to any Claims (as defined below) howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

(b)

Assumption of Risk. Licensee assumes the risk of damage, and shall be liable for any damage caused to, any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and the Licensor Parties shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

13.

Indemnification. Except to the extent the same is as a result of the gross negligence and willful misconduct of Licensor or any of the Licensor Parties, and subject to the waiver or subrogation contained in Section 12 hereof, Licensee shall indemnify, defend (by counsel acceptable to Licensor), release, protect and hold the Licensor Parties harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature that arise before, during or after the Term, arising out of or related to: (i) the use or occupancy of the

Licensed Premises or Shared Premises by Licensee or its Occupants or anyone claiming by, through or under Licensee; (ii) the failure by Licensee or anyone claiming by, through or under Licensee to comply with any term, condition, or covenant of this Agreement, including, without limitation, Licensee’s obligation to surrender the Licensed Premises in the condition herein required; (iii) the negligence or willful misconduct of Licensee, its agents or anyone claiming by, through or under Licensee; (iv) the existence of Hazardous Materials on, under or about the Licensed Premises to the extent caused, stored, released, discharged or introduced by Licensee or its agents; (v) the death of or injury to any person or damage to any property in the Licensed Premises; or (vi) the death of or injury to any person or damage to any property on or about the Building to the extent caused by the negligence, recklessness or willful misconduct of Licensee or its agents.

14.	Assignment.

(a)

No Assignment. Licensee shall not assign, encumber or transfer this Agreement, or any part of it, or its right or interest in it, without Licensor’s prior written approval. Licensee shall not in any way obstruct or interfere with the rights of other licensees, occupants or users of the Building, nor shall it permit its employees, representatives, or contractors to do so. Licensor may assign this Agreement.

(b)

Prohibited Transfers. Notwithstanding any other provision contained in this Agreement to the contrary, Licensee shall not knowingly, after reasonable inquiry, transfer or permit the transfer of any legal or beneficial interest in Licensee to, or assign, sublicense or otherwise transfer all or any portion of its interest under this Agreement or in all or any portion of the Licensed Premises to, or enter into any sublicense or other use or occupancy agreement to, any:

i.

Person (or any Person whose operations are directed or controlled by a Person) that has been convicted of or has pleaded guilty in a criminal proceeding to a felony or that is an ongoing target of a grand jury investigation convened pursuant to applicable statutes concerning organized crime;

ii.

Person organized in or controlled from a country, the activities with respect to which are regulated or controlled pursuant to the following laws and the regulations or executive orders promulgated thereunder: (A) the Trading with the Enemy Act of 1917, 50 U.S.C. App. §1, et seq., as amended; (B) the International Emergency Economic Powers Act of 1976, 50 U.S.C. §1701, et seq., as amended; or (C) the Anti-Terrorism and Arms Export Amendments Act of 1989, codified at Section 6(j) of the Export Administration Act of 1979, 50 U.S.C. App. §2405W, as amended; or

iii.

Person with whom Landlord or Licensor is restricted from doing business wider either (A) Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001 (as amended or supplemented from time to time, the “Executive Order”), or (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and

Obstruct Terrorism Act of 2001 (Public Law 10756; as amended, from time to tin1e, the “Patriot Act”), or (C) the regulations of the United Stated Department of the Treasury Office of Foreign Assets Control (including, without limitation, those Persons named on the list of “Specially Designated Nationals and Blocked Persons” as modified from time to time), or other governmental action; or

iv.	Affiliate of any of the Persons described in the preceding paragraphs (i), (ii) or (iii).

As used herein, “Person” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits; “Affiliate” shall mean, with respect to any Person, (i) in the case of any such Person which is an Entity, any partner, shareholder, member or other owner of such Entity, provided that such partner, shareholder, member or other owner owns more than fifty percent (50%) of the Equity Interests of such Entity, and (ii) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or with respect to one or more of the Persons referred to in the preceding clause (i); “Equity Interest” shall mean with respect to any Entity, (i) the legal (other than as a nominee) or beneficial ownership of outstanding voting or non-voting stock of such Entity if such Entity is a business corporation, a real estate investment trust or a similar entity, (ii) the legal (other than as a nominee) or beneficial ownership of any partnership, men1bership or other voting or non-voting ownership interest in a partnership, joint venture, limited liability company or similar entity, (iii) a legal (other than as a nominee) or beneficial voting or non-voting interest in a trust if such Entity is a trust and (iv) any other voting or nonvoting interest that is the functional equivalent of any of the foregoing; “Parent” shall mean, with respect to any Subsidiary, any Person which owns directly or indirectly through one or more Subsidiaries the entire Equity Interest in such Subsidiary; and “Subsidiary” shall mean, with respect to any Parent, any Entity in which a Person, owns, directly or indirectly through one or more Subsidiaries, the entire Equity Interest in such Subsidiary. If Licensee is a corporation, limited liability company, partnership or trust, the transfer of outstanding capital stock of Licensee by persons or parties through the “over the counter market” or through any recognized stock exchange, shall not be deemed an assignment or transfer of this Agreement.

Notwithstanding anything to the contrary contained in this Section 14, the provisions of this Section 14 shall not apply to (and Licensor consent shall not be required in connection with,) the following transfers: (1) transfers to an entity into or with which Licensee is merged or consolidated, or (2) transfers to any entity whic4 purchases all or substantially all of Licensee’s voting stock, partnership interests or other membership interests, or (3) transfers to an entity to which all or substantially all of Licensee’s assets are transferred (the transferee in clauses (1), (2) or (3) being referred to as a “Licensee’s Successor”); or (4) transfers (including, without limitation, subleases or other occupancy agreements) to any entity which controls or is controlled by Licensee or is under common control with Licensee (the transferee in clause (4) being referred to as a “Licensee Affiliate”); provided however, Licensee shall provide thirty (30) day advance written notice to Licensor prior to any such transfer and, further provided that in any of such events:

(i)

with respect to a Licensee Successor such Licensee Successor has a net worth which, in Licensor’s reasonable judgment, is sufficient to meet the financial and other obligations of Licensee under this Agreement;

(ii)

proof reasonably satisfactory to Licensor of such net worth shall have been delivered to. Licensor at least ten (10) days prior to the effective date of any such transaction; provided, however, that if, due to securities regulations or other applicable laws or a written confidentiality agreement, Licensee is unable to provide prior notice of such transaction, then Licensee shall provide such notice to Licensor within ten (10) days after the date of such transaction; and

(iii)	such merger, acquisition, consolidation or transfer shall be for a valid business purpose and not principally for the purpose of transferring this Agreement.

15.	Miscellaneous.

(a)	Investment Right. [Intentionally Omitted]

(b)

Attorneys’ Fees. In the event of any litigation or arbitration between Licensee and Licensor, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(c)

Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(d)	Captions. All captions and headings in this Agreement are for the purposes of reference and convenience and shall not limit or expand the provisions of this Agreement.

(e)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(f)

Entire Agreement. This Agreement contains all of the covenants, conditions and agreements between the parties concerning the Licensed Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Licensed Premises, both oral and written. No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Licensor and Licensee.

(g)	Notices. Any notice required or permitted under this Agreement shall be effective if in writing and delivered to the other party at the following address.

LICENSOR	LICENSEE
21 Erie Street Cambridge, MA 02139 Attn: Amrit Chaudhuri	26 Landsdowne Street, 2nd Floor Cambridge MA 02139 Attn: CEO

(h)

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Licensee hereby consents to the personal jurisdiction and venue of any state or federal court located in Suffolk County Massachusetts, and any successor court, and the service or process by any means authorized by such court.

(i)

Exhibits. All exhibits and any schedules or riders attached to this Agreement are incorporated herein by this reference and made a part hereof, and any reference in the body of the Agreement or in the exhibits, schedules or riders to the Agreement shall mean this Agreement, together with all exhibits, schedules and riders.

(j)

Waiver of Trial by Jury. LICENSEE HEREBY WANES ANY AND ALL RIGHTS IT MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE WITH ANY LICENSOR PARTIES ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PREMISES. NOTHING CONTAINED IN TIDS SECTION SHALL BE CONSTRUED AS AWANER BY LICENSOR OR LANDLORD OF ANY OF ITS RIGHTS TO TR1AL BY JURY IN CONNECTION WITH Tii8 LEA.SE OR THIS AGREEMENT FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.

(k)

Successors and Assigns. Subject to the provisions of this Agreement relating to assignment and subletting, this Agreement shall be binding upon, and shall inure to the benefit of the parties’ respective representatives, successors and assigns.

(l)

Relationship of Parties. Nothing in this Agreement shall be deemed to create any joint venture or principal-agent relationship or partnership between any of the parties hereto, and no party is authorized to, and no party shall, act toward third parties or the public in any manner that would indicate any such relationship.

(m)	Access. Landlord and Licensor reserve the right to enter the Licensed Premises upon reasonable prior written or oral notice to Licensee (except that in case of emergency no notice shall be necessary) in order to inspect the Licensed Premises and/or the performance by Licensee of the terms of this Agreement or to exercise Licensor’s rights or perform Licensor’s obligations hereunder.

LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT RIGHTS UNDER THIS AGREEMENT ONLY CONSTITUTE A LICENSE FOR USE OF THE LICENSED PREMISES AND DO NOT INVOLVE THE GRANT OF ANY INTEREST IN REAL ESTATE. LICENSEE SPECIFICALLY DISCLAIMS ANY RIGHTS TO SUMMARY PROCESS AND, PROVIDED THAT, LICENSOR COMPLIES WITH ALL OBLIGATIONS (INCLUDING WITHOUT INVITATION NOTICE AND CURE REQUIREMENTS) HEREUNDER, EXPLICITLY PERMITS LICENSOR TO USE SELF-HELP REMEDIES PROVIDED THAT SUCH SELF-HELP REMEDIES DO NOT BREACH THE PEACE.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Agreement as of the day and year first above written.

LICENSOR:		LICENSEE:

MIL 21E, LLC,		BEAM THERAPEUTICS INC.,

/s/ Amrit Chaudhuri		/s/ John Evans
By:	Amrit Chaudhuri	By:	John Evans
Title:	CEO	Title:	CEO

Exhibit 1: Licensed Premises

Exhibit 1

Exhibit 2: Service Agreement Scaling Suites

Emergency Procedures: A copy of 21 Brie Street emergency procedures and online access will be provided at the start of occupancy.

Licensee Space	Laboratory Space

Laboratory suites that vary in size from approximately 2,500 — 18,000 sqft and in configurations of either Chemistry, Molecular Biology (BSL-1 and 2), or a mix of the two. Suites may include private offices. Laboratories can be equipped with fume hoods, central gas lines for CO2 and Nitrogen, and heavy electrical and exhaust infrastructure.

Gases and chemicals provided:

1.  Vacuum

2.  Compressed Air

3.  Dry ice

4.  Liquid Nitrogen

5.  Others by special order and extra pricing

Equipment provided may include:

1.  Private BSL-1 wet lab bench, sink, eye-wash and safety shower

2.  Private BSL-2 cell/tissue culture room

3.  Optional Private Chemistry hood with solventstorage

4.  Shared access to Share Equipment (see list following)

Licensee will need to assign a Laboratory Supervisor and an EHS contact person.

Offices

Offices are connected or located near the laboratory space. Additional office space may be licensed for additional fee depending on availability. Office furniture is the responsibility of the Licensee. Depending on availability, Licensor may provide Licensee temporary furniture.

	Auxiliary Rooms	Suites may have private auxiliary rooms for sample storage, instruments, equipment etc. Some suites also have a cold room.
	IT	Scaling Suites have a private virtual network with access to redundant gigabyte Internet service and have a private WiFi covering Licensed Premises.
	Security	Each suite has secured key card access and facility entrance points are covered by video surveillance.
	Emergency Power	Emergency generators that support critical equipment and base building life safety equipment are operated by the facility manager together with outside support.
Shared Equipment	Instrumentation

A limited number of shared devices and instrumentation maybe available to Licensee. Users must pass the equipment specific training before use. Equipment may include*:

1.  Floor-standing centrifuge

2.  Microvolume spectrophotometer

3.  Gel imaging system

4.  Plate reader

Exhibit 2

5.  -80C backup .freezer with limited availability

6.  Balances

7.  Fluorescent microscope (filter cubes for GFP, DAPI, and RFP)

8.  Flow cytometer

9.  Quantitative PCR machine

*  List of equipment is subject to change and use may be limited due to availability.

	Glass Wash and Autoclave	A glass wash and autoclave facility will be available to Licensee, provided that such facilities will be run by Licensor and/or a third party (i.e. Licensee shall not run these systems).
Common Space	Conference Rooms

Conference rooms will be made available with a central internet-based reservation system. A/V equipment is provided or available for each conference room. Conference call equipment will be available in all conference rooms.

Lecture Room

A lecture room (approximately 75-person capacity) is available for seminars and lectures. The lecture room requires an advanced reservation and a nominal fee may be charged for set up and cleaning services.

Licensor may offer a range of events, seminars and lectures free of charge for Licensees. Third-party seminars and training may also be provided at a nominal cost.

	Interactive Space	Two café spaces are available to all Licensees. Coffee, tea, water and snacks will be available in each café space.
	Showers	Showers are available to Licensee.
	Wellness Room	A Wellness Room is available upon request.
IT	Support	Tier 1 tech support will be provided by Licensor in collaboration with a third party vendor. Tier 3 tech support will be performed on an ongoing basis for the common IT infrastructure environment.
Network

Licensee will have access to Licensor’s network. Scaling Suite licensees may install and house its own networking and server equipment. Additional requirements may apply. A detailed description of Network and IT Services is available upon request.

	Wi-Fi	Public Wi-Fi is available throughout the building.
Operational Support	Facility

An on-site facility manager will be available to Licensee. Basic personal protective equipment (PPE) (gloves, safety glasses, etc.) for general use will be available through the facility manger. Specialty PPE has to be provided by the Licensee.

Janitorial services will be provided on a schedule and frequency of cleaning that will be based on the needs of the Licensee.

Permits

The following permits have been obtained by the Licensor for the Licensed Premises*:

•   Wastewater disposal

•   Flammable liquids and solvents

•   Licensor will own the EPA ID number.

*  Biosafety and/or rDNA permil3 have to be obtained by the Licensee.

Exhibit 2

EH&S

During the application process, Licensee will have to submit a Hazard Assessment form that addresses the type and amount of chemicals and biological agents that the Licensee plans to use in the Licensed Premises. No work may be conducted in the Licensed Premises until the form is approved by Licensor. Based on this assessment, the Licensor will create SOP’s and EHS training requirements for the Licensee. Additional permits may have to be obtained by the Licensee.

A hard copy of all safety and emergency procedures will be delivered to the Licensee and, in addition, will be available on each floor. Recommendations for EHS must be followed by the Licensee. Licensor will conduct a mandatory meeting with the Licensee to communicate and discuss all relevant emergency information and policies.

Only Biosafety Level l and 2 work is allowed in Licensed Premises. All Biosafety Level 1 and 2 work must be approved by the Institutional Biosafety Committee (IBC). No select agent work is allowed. Depending on the biosafety work, it may need to be reviewed either by the Cambridge Biosafety Committee (CBC) or an in-house Institutional Biosafety Committee (IBC).

EH&S Training

Training is provided for all Licensee staff. Initial training will consist of a walk-through of the Licensed Premises and web-based training and certifications.

Ongoing training ill web-based and licensor will keep a training record of all training received by Licensee staff. Failure to complete training may result in removal of access or work stoppage.

The following is a list of training that will be provide if appropriate:

•   Accident Reporting

•   Emergency Action Plan

•   PPE/Job Hazard Analysis

•   Respiratory Protection

•   Blood Borne Pathogens

•   Biosafety

•   Formaldehyde

•   Hazard Communication

•   Chemical Hygiene

•   Waste Handling

•   Eye Protection and Safety

•   Fire Safety Prevention/Fire Extinguishers

•   First Aid and Emergency Response

•   Sharps Safety and Needle-Stick Prevention

*  Additional specialized training may be required.

Exhibit 2

Operational Support (Cont)	EH&S Training Audits	Licensor or a third-party will conduct EHS audits for all procedures and equipment and will implement corrective actions for Licensee at a frequency required by federal, state and local regulations. A review of SOP’s will be provided when requested at the Licensee’s cost.
Inspections

Emergency equipment such as safety showers, eyewash stations, fire extinguishers and emergency egress, will be checked by Licensor or a third party on a regular basis as required by EHS provisions. Chemical fume hoods will be inspected and certified on a yearly basis by a third-party vendor.

Waste Management

A third party vendor will manage all aspects of wastewater management. A wastewater operator will service and maintain the pH neutralization system and check all auxiliary piping, etc. Preventative maintenance of all wastewater systems will be done once per month. Wastewater sampling, sample transport, analysis and reports will be done by a third-party vendor. The chart recorder and other data logs will be checked regularly.

Hazardous, non-hazardous and biological waste will be removed from satellite accumulation areas in the Licensed Premises such as laboratories, hoods or storage rooms. To ensure ongoing compliance, improvements of existing systems will be based on third party recommendations. Licensor will maintain a wastewater treatment license.

Purchasing

Licensor will maintain a central inventory system for chemicals, flammable solvents and toxic biologicals, including MSDS administration and centralized shipping and receiving. Licensee will be responsible for ordering chemicals and biologicals and will bear sole responsibility and cost of any errors and costs associated with shipment; or instances where chemicals or biologicals are not in compliance with the rules and regulations governing the Licensed Premises and must be returned or properly disposed of.

	Emergencies	There will be 24/7 on-call emergency personnel in case of emergencies such as accidents, spills, etc.
Security	Secured Space

Licensor and security professional will be available at the entrance of the building Monday- Friday from 8AM to 5PM. After hours security personnel will be available at a reception area, or another area upon notification from Licensor. Licensee can request that security personnel make tours of Licensed Premises after hours. Biosafety regulations may prevent security personnel from entering Licensed Premises.

Visitors

All visitors will be directed to a receptionist provided by Licensor where they will have to sign in and receive a badge. Licensee is responsible for meeting visitor at the receptionist desk and escorting the visitor in the Building and Licensed Premises. Due to safety concerns, visitors will not be allowed into Licensed Premises without prior approval by Licensor. Off-hour visitors will need approval by Licensor in advance. Licensee is solely responsible for its visitors’ actions, ensuring its visitors adhere to all of Licensor’s policies, and for accompanying visitor at all times during their visit duration. See Visitor Policy for more details.

Exhibit 2

Office Support	Receptionist	Licensor will provide a receptionist to greet all Licensee visitors, sign them in, and announce them to Licensee staff. The receptionist is also available for general inquiries from the Licensee and directing these inquiries to the person responsible for addressing the inquiries.
	Print and Copy	Shared access printers and copiers for standard print and copy jobs will be maintained by Licensor for Licensee.
Mail

Standard receiving, logistics, handling and mail delivery services are provided by the Licensor. Specialized products, instrumentation, especially when heavy, chemicals, biologicals and regulated products that require special handing will require Licensee to obtain approvals and make special arrangements to support the necessary logistics and handling.

The following services are not provided and/or are not included in License. When available, these services can be provided under a separate agreement with different terms.

Scaling Suites

Office Furniture

Renovations past 365 days of commencement date.

IT Support Level 2 and 4

Any research/work required to be conducted under Biosafety Levels (BSL) 3 or 4 policies and guidelines.

Use of any radioactive material.

Radiation producing equipment (including lasers) will need special approval

Shared TC rooms

Specific Training such as RCRA, DOT, cyanide, etc.

Exclusive use of shared and common spaces

Special PPE

International Phone Calls in Conference Rooms (available upon request and with 24 hour prior notice)

Facsimile Services

Shipping of Packages

Costs of moving in and moving out

Certification and Preventative Maintenance of company owned equipment

Use of MIL accounts for purchases

Biosafety and/or rDNA permits

Exhibit 2

Exhibit 3: Insurance Requirements

1.    Insurance.

1.1.    Licensee shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Licensee and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Licensed Premises are located:

(a)    Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal and advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

(b)    Commercial Automobile Liability insurance covering liability arising from the use or operation of any vehicle, including those owned, hired or otherwise operated or used by or on behalf of Licensee. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

(c)    Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all of Licensee’s improvements in the Licensed Premises and Licensee’s property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Licensee or Licensor and required to be insured hereunder, or which may be leased, rented, borrowed or in the case custody or control of Licensee, or Licensee’s agents, employees or subcontractors. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Licensor may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Licensee’s lost profits and necessary continuing expenses, including License Fees due Licensor under the Agreement. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months’ extended period of indemnity.

(d)    Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of note less than the following: each accident, Five Hundred Thousand ($500,000); disease ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

(e)    Medical malpractice insurance at limits of not less than $1,000,000 each claim during such periods, if any, that Licensee engages in the practice of medicine at the Licensed Premises or conducts clinical trials on humans.

Exhibit 3

(f)    Pollution Legal Liability insurance is required if Licensee stores, handles, generates or treats Hazardous Materials, as determined solely by Licensor, on or about the Licensed Premises. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste material or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Licensee occupies the Licensed Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

1.2.    The insurance required of Licensee shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Licensee shall obtain for Licensor from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Licensor. Licensor reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Licensor from Licensee or its insurers (except in the event of non-payment of premium, in which case ten (10) days’ written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Licensor may carry. Licensee’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Licensee shall, at least ten (10) days prior to the expiration of such policies, furnish Licensor with renewal certificates of insurance or binders. Licensee agrees that if Licensee does not take out and maintain such insurance, Licensor may (but shall not be required to) procure such insurance on Licensee’s behalf and at its cost to be paid by Licensee as part of its License Fee. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Licensor, Landlord, BioMed Realty, L.P., BioMed Realty, LLC, and BRE Edison L.P., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Licensee, Licensee’s use or occupancy of the Licensed Premises, and ownership, maintenance or use of vehicles by or on behalf of Licensee.

1.3.    In each instance where insurance is to name Landlord Parties as additional insureds, Licensee shall, upon Licensor’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any lender of Licensor or Landlord holding a security interest in the Building, (b) the landlord under any lease where under Landlord is a tenant of the real property upon which the Licensed Premises is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Licensor or Landlord to manage the Building.

Exhibit 3

1.4.    Licensee assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Licensor and Landlord shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within the Agreement. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

1.5.    Licensee and its insurers hereby waive any and all rights of recovery against the Landlord Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible workers’ compensation, employer’s liability, and other liability insurance required to be carried by Licensee pursuant to this Exhibit 3, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee agrees to endorse the required workers’ compensation, employer’s liability and other liability insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s insurers so permit. Any termination of such a waiver shall be by written notice to Licensor, containing a description of the circumstances hereinafter set forth in this Exhibit 3. Licensee, upon obtaining the policies of workers’ compensation, employer’s liability and other liability insurance required or permitted under this Exhibit 3, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Exhibit 3. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify Licensor of such conditions.

1.6.    Licensor may require insurance policy limits required under the Agreement to be raised to conform with requirements of Landlord’s or Licensor’s lender.

1.7.    The provisions of this Exhibit 3 shall survive the expiration of earlier termination of the Agreement.

Exhibit 3

Exhibit 4: Initial Work

Exhibit 4